Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele
Senior VP Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP – Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 16, 2012	Quoted: The NASDAQ Stock Market (Global Select Market)

Henry W. Flint named President and COO

William B. Elmore named Vice Chairman

Charlotte, NC— Coca-Cola Bottling Co. Consolidated announced today that Henry W. (Hank) Flint was appointed President and Chief Operating Officer by the Board of Directors. The Company also announced that William B. (Bill) Elmore has been appointed Vice Chairman of the Board. Both Mr. Flint and Mr. Elmore will continue to be members of the Board. Mr. Flint will serve on the Executive, Finance and Employee Benefit Committees. Mr. Elmore will serve on and Chair the Employee Benefits Committee.

“We are very fortunate to have two very capable leaders as a part of our leadership team. These changes in roles for Hank and Bill are a result of a planned succession process. Both Hank and Bill will play a critical and active role in leading the Company over the next few years” Coca-Cola Consolidated Chairman and CEO J. Frank Harrison III said.

Mr. Flint joined the Company in 2004 as Executive Vice President and has been a member and Vice Chairman of the Board since April 2007. Prior to joining the Company, Mr. Flint was co-managing partner of the firm of Kennedy Covington Lobdell & Hickman, L.L.P., a firm with which he was associated since 1980. He is a native of Charleston, SC and a graduate of the University of Virginia law and business schools.

Mr. Elmore has been the President and Chief Operating Officer of the Company since January 2001. He has served Coke Consolidated in numerous capacities, including high-level leadership roles, for over twenty-seven years. Mr. Elmore is a graduate of Emory University and Duke University business school.

Charlotte-based Coca-Cola Consolidated is the nation’s largest independent Coca-Cola bottler operating in parts of eleven states primarily in the southeast.

—Enjoy Coca-Cola—